Exhibit 3.209

ARTICLES OF INCORPORATION

OF

SHERIDAN HEALTHCARE OF WEST VIRGINIA, INC.

The undersigned, acting as incorporator of a corporation under the West Virginia Corporation Act, Chapter 31 Article 1 Section 27 of the West Virginia Code, adopts the following Articles of Incorporation for such Corporation:

1. The name of the Corporation is Sheridan Healthcare of West Virginia, Inc.

2. The period of the Corporation’s duration is perpetual.

3. The purpose for which the Corporation is organized is the transaction of any and all lawful business for which corporations may be incorporated under Chapter Thirty-One, Article One of the West Virginia Code of 1931, as amended.

4. The address of the principal office of the Corporation is

The Riley Building STE 900

53 Fourteenth Street

Post Office Box 631 Wheeling, WV 26003-0081

5. The number of Directors constituting the initial Board of Directors of the Corporation is one (1). The name and address of the Director to serve until the first annual meeting of the shareholders or until a successor or successors are elected and shall qualify is:

Jay A. Martus

4651 Sheridan Street STE 400

Hollywood, FL 33201

6. The name and address of the incorporator is:

Arch W. Riley Jr.

The Riley Building ,STE 900

53 Fourteenth Street

Post Office Box 631

Wheeling, WV 26003-0081

7. The aggregate number of shares which the Corporation shall have authority to issue is Five Thousand (5,000) common shares of the par value of One Cent ($0.01) each.

Dated this 3rd day of August 2000.

/s/ Arch W. Riley Jr.
Arch W. Riley Jr.

STATE OF WEST VIRGINIA,

COUNTY OF OHIO, TO-WIT:

The foregoing instrument was acknowledged before me this 3rd day of August 2000, by Arch W. Riley Jr.

/s/ Karen L. Barnhart
Notary Public in, of and for West Virginia

My Commission Expires:	04-09-04

CONSENT CERTIFICATE

Sheridan Children’s Healthcare Services of West Virginia, Inc., a West Virginia corporation, does hereby consent to the use of the corporate name “Sheridan Healthcare of West Virginia, Inc.” by Arch W. Riley Jr., in his capacity as incorporator of Sheridan Healthcare of West Virginia, Inc.; this consent being executed pursuant to Chapter 31 Article 1 Section 11 (a)(3)(i) of the West Virginia Code of 1931, as amended.

WITNESS the following signature this 2nd day of August, 2000.

SHERIDAN CHILDREN’S HEALTHCARE OF WEST VIRGINIA, INC.

By:	/s/ Jay A. Martus
Its Vice President

STATE OF FLORIDA	)
) ss:
COUNTY OF BROWARD	)

The foregoing consent certificate was acknowledged before me this 2nd day of August, 2000, by Jay A. Martus, Vice President of Sheridan Children’s Healthcare Services of West Virginia, Inc., for and on behalf of the corporation.

/s/ Anastasia L. Santarone
Notary Public in, of and for Florida

My Commission Expires:	Jan. 8, 2003

This Instrument Prepared By:

BAILEY, RILEY, BUCH & HARMAN, L.C.

The Riley Building STE 900

53 Fourteenth Street

Post Office Box 631

Wheeling, WV 26003-0081

Telephone: 304.232.6675

Facsimile: 304.232.9897